Exhibit 10.22

Personal & Confidential
7/24/2018

Corey A. Salter

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Re: Severance Protection and Restrictive Covenant Agreement

Dear Corey:

Authentic Brands Group LLC (the "Company") would like to reward your continued future service with the Company and its Affiliates by granting you severance protection upon termination of your employment with the Company and its Affiliates, under the circumstances and on the terms described in this letter (the "Agreement").

1.                Severance. If your employment with the Company is terminated by the Company without Cause (other than as a result of your death or disability) (a "Qualifying Termination"), then you shall be entitled to continued payment of your base salary (at your rate of pay as of the date of such Qualifying Termination) for a period of six (6) months (the "Severance"). Payment of the Severance is in lieu of any other severance or separation pay payable to you, whether under any employment agreement, offer letter, or severance program, plan, policy or arrangement or otherwise. Payment of the Severance is conditioned on your continued compliance with the post-employment restrictive covenants set forth in Annex II of the Agreement. Payment of the Severance shall be made in installments over a six (6)-month period in accordance with the Company's normal pay practices.

2.                Required Release. Payment of the Severance is conditioned on your execution, delivery and nonrevocation of the Company's customary waiver and release of claims within eight (8) days following the Qualifying Termination (or such specified period in the waiver and release of claims not to exceed fifty-five (55) days following the Qualifying Termination) (the "Release Condition"). Payments of the Severance shall commence on the first normally scheduled payroll date following the date on which the Release Condition is satisfied.

3.                At-Will Relationship/Other Arrangements. You acknowledge that this Agreement is not intended to constitute a contract of employment and that your employment is an at-will relationship that has no specific duration. You further acknowledge that either the Company or you may terminate your employment at any time, with or without reason, and with or without notice. No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as expressly required otherwise by law or the terms of such plan. The terms of this Agreement, including all defined terms used herein, have no bearing on any other agreement or arrangement between the Company and you or on the application of any other Company plan, program or policy (except for severance, which shall not be paid or provided under any other plan, policy or arrangement).

4.                Taxes: Section 409A. The Company may withhold from all amounts payable under this Agreement all federal, state and local taxes that are required to be withheld pursuant to any applicable laws and regulations. It is the intention of the parties that this Agreement comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder ("Section 409A"), and this Agreement shall be interpreted in a manner intended to be exempt from or comply with Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of you with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties. Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be "deferred compensation" subject to Section 409A, references to "termination of employment", "termination" or words and phrases of similar import, shall be deemed to refer to your "separation from service" as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

5.                     Definitions. Capitalized terms that are not otherwise defined in this Agreement shall have the meanings set forth on Annex I hereto.

6.                     Restrictive Covenants. As a condition to entry into this Agreement, you hereby acknowledge and agree that you shall be subject to, bound by and shall comply with the restrictive covenants set forth in Annex II attached hereto (the "Restrictive Covenants"). You acknowledge that the Restrictive Covenants are in addition to and shall not replace any other restrictive covenants that you may be subject pursuant to any agreement between you and the Company or any member of the ABG Group.

7.                     Miscellaneous. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. This Agreement may not he changed except in writing signed by you and the Company. The terms and defmitions under this Agreement shall govern the terms and conditions of this Agreement in all respects, notwithstanding anything to the contrary contained in any employment or other agreement between you and the Company or any of its Affiliates or subsidiaries. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of law. Any and all actions concerning any dispute arising hereunder shall be filed and maintained only in a state or federal court sitting in the State of Delaware, and the parties hereto specifically consent and submit to the jurisdiction of such state or federal court.

Please indicate your acceptance of this Agreement (including the Restrictive Covenants set forth in Annex II) on the terms and conditions set forth herein by returning a signed copy of this letter to me.

Sincerely,

/s/ Nick Woodhouse
Name:
Title:

Agreed to and Accepted by:

/s/ Corey A. Salter
Corey A. Salter

Annex I

Definitions

For purposes of this Agreement, the following terms shall have the meaning set forth in the definitions below:

(a)                "ABG Group" shall mean ABG and its subsidiaries and Affiliates (other than Green Equity Investors V, L.P., LGP License II LLC, LGP License Coinvest LLC and all of their respective subsidiaries and Affiliates which are unrelated to the business of ABG and its subsidiaries).

(b)                "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where "control" shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(c)                "Cause" shall mean your engagement in any of the following: (i) a material breach of any covenant or condition under this Agreement or any similar agreement with the Company or any of its Affiliates, in each case which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct that has a material adverse impact on the Company's business or reputation; (iii) the commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving fraud or dishonesty; (iv) violation of any Company policy or any act of misconduct that has a material adverse impact on the Company's business or reputation; (v) refusal to follow or implement a clear, reasonable and legal directive of the Company which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such refusal; or (vi) breach of fiduciary duty.

(d)                "Competitor" shall mean any Person that engages in (i) a business, the principal purpose of which is acquiring, owning, developing, managing, fmancing, licensing, selling or otherwise exploiting consumer brands, names, likenesses, images or voices of characters or other personalities, whether fictional or non-fictional and whether living or dead, or any other indicia identifying the foregoing and all publicity rights in connection therewith, in each case including any related service marks or trademarks, trade names, trade dress, logos, domain names, copyrights or other intellectual property rights, or (ii) any business or activity that competes with any of the businesses of the Company or any entity owned by the Company as of the date of the Participant's termination of employment.

(e)                "Person" shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

Annex II

Restrictive Covenants

In consideration for the potential payments to you hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you agree to the following:

Section 1.          Confidentiality of this Agreement. This Agreement and the information contained herein shall not be disclosed to anyone (other than your immediate family members or professional advisors) and shall be treated by you as strictly confidential.

Section 2.           Confidentiality. You shall not, at any time during your employment with any member of ABG Group or at any time thereafter, directly or indirectly, use for the benefit or yourself or any third party or disclose to any Person, firm, company or other entity (other than the Company or any member of the ABG Group) any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment ("Confidential Information") without the prior written consent of the board of directors of the Company (the "Board"), except (a) as required in the performance of your duties to the Company and ABG Group, (b) to the extent that you are required by law, or requested by subpoena, court order or governmental, regulatory or self-regulatory body with apparent authority to disclose any Confidential Information (provided that in such case, you shall (i) provide the Board, to the extent legally permitted, with notice as soon as practicable following such request that such disclosure has been requested or is or may be required, (ii) reasonably cooperate with the Company and the ABG Group, at the Company's expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of such Confidential Information and (iii) disclose only that Confidential Information which you are legally required to disclose), (c) disclosing information that has been or is hereafter made public through no act or omission of you in violation of this Agreement or any other confidentiality obligation or duty owed to the Company or any other member of the ABG Group, (d) disclosing information and documents to your attorney or tax adviser for the purpose of securing legal or tax advice (provided that such Persons agree to keep such information confidential), (e) disclosing only the post-employment restrictions in this Agreement in confidence to any potential new employer, or (f) disclosing information and documents to the extent reasonably appropriate in connection with any litigation between you and the Company relating to the your employment with the Company and the ABG Group. You shall take all reasonable actions necessary to protect the integrity of the business plans, customer lists, statistical data and compilations, agreements, contracts, manuals or other materials, in whatever form, of the Company and the ABG Group that contain Confidential Information, and upon the termination of your employment, you agree that all Confidential Information in your possession or under your control, directly or indirectly, that is in writing, computer generated or other tangible form (together with all duplicates thereof) shall forthwith be returned to the Company and shall not be retained by you or furnished to any Person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication. You agree that the provisions of this Annex II are reasonable and necessary to protect the proprietary rights of the Company and the ABG Group in the Confidential Information and trade secrets, goodwill and reputation.

Section 3.          Non-Competition. You shall not, during your employment with any member of the ABG Group and for a period of six (6) months thereafter (the "Non-Compete Period"), directly or indirectly, whether for yourself or on behalf of any other Person, engage in, own, manage, operate, advise, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest (whether as a stockholder, director, officer, partner, consultant, proprietor, agent or otherwise) in, or aid or assist any Competitor in any jurisdiction in the United States of America or any other country in the world where the Company or any of member of the ABG Group is engaged in business (the "Restricted Area") You agree that the Restricted Area is reasonable taking into consideration the nature and scope of the operations of the Company and the ABG Group and your role in such operations. It shall not be a violation of this Section 3 for you to own (a) less than three percent (3%) of the outstanding equity interests of an entity that is a Competitor whose shares are listed on a national stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers, (b) any equity interests in a Competitor through a passive investment in a hedge fund, mutual fund or private equity fund or any similar investment vehicle or (c) any passive equity investment held as of the date hereof.

Section 4.           Non-Solicitation. You shall not, during the Non-Compete Period, either directly or indirectly, and whether for yourself or on behalf of any other Person; (a) seek to persuade any employee or consultant of the Company or any member of the ABG Group to discontinue or diminish his or her status or employment therewith or seek to persuade any employee, former employee (who was employed by the Company or any member of the ABG Group at any time during the twelve (12)-month period prior to the termination of your employment with the Company and the ABG Group), or exclusive consultant of the Company or any member of the ABG Group to become employed or to provide consulting or contract services to a Competitor; (b) solicit, employ or engage, or cause to be solicited, employed, or engaged, any person who is or was employed by Company or any member of the ABG Group at any time during the twelve (12)-month period prior to the termination of your employment with the Company and the ABG Group; or (c) solicit, encourage, or induce (i) any contractor, agent, client, customer, supplier, or the like of the Company or any member of the ABG Group to terminate or diminish its/his relationship with the Company or any member of the ABG Group, or to refrain from entering into a relationship with the Company or any member of the ABG Group, or (ii) any acquisition target, joint venture partner, or similar business relation to terminate or diminish its relationship with the Company or any member of the ABG Group, or to refrain from entering into a relationship with the Company or any member of the ABG Group, including, without limitation, any prospective target, partner or similar business relation with whom the Company (or any member of the ABG Group) has had active contact at any time during the twenty-four (24)-month period prior to the termination of your employment with the Company and the ABG Group; provided, however, that the foregoing shall not prohibit the you from placing any general advertisements for employees so long as such general advertisements are not directed to any employees of the Company or any member of the ABG Group (provided that you may not, during the time periods set forth in this Section 4, hire or engage any such Person who responds to such general advertisement) or from providing references for any current or former employees or consultants of the Company or any other member of the ABG Group.

Section 5.          Non-Disparagement. You agree not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equityholders or Affiliates, either orally or in writing, at any time; provided that you may confer in confidence with your legal representatives and make truthful statements as required by law, or by governmental, regulatory or self-regulatory investigations or as truthful testimony in connection with any litigation involving you and the Company or any member of the ABG Group.

Section 6.         Cooperation. You shall cooperate reasonably with the Company and any member of the ABG Group in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any member of the ABG Group which relate to events or occurrences that transpired while you were employed by ABG Group (provided, however, that this duty of cooperation shall not apply to any claims or actions that may arise between you and the Company or any member of the ABG Group or in the event you would be cooperating against your own legal interests or the legal interests of any future employer). Your reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and any member of the ABG Group at mutually convenient times. During and after your employment, you shall cooperate reasonably with the Company and any member of the ABG Group in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by ABG Group. Any cooperation pursuant to this provision shall not unreasonably interfere with your then-current business and personal commitments. You shall be reimbursed for the reasonable costs of any travel needed to cooperate. In the event you reasonably believe that separate counsel is appropriate in connection with such cooperation (subject to the consent of the Company, whose consent shall not be unreasonably withheld), the Company shall reimburse you for the reasonable cost of such counsel within thirty (30) days following receipt of a written invoice.

Section 7.           Defend Trade Secrets Act. You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (a) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret information under seal, and do not disclose the trade secret information, except pursuant to court order.

Section 8.           Remedies. In addition to whatever other rights and remedies the Company and the ABG Group may have at equity or in law (including, without limitation, the right to seek monetary damages) if you breach in any material respect any of the provisions contained in this Annex II and have not cured such breach (to the extent curable) within five (5) business days following written notice from the Company of the breach, (i) the Company shall have the right immediately to terminate your right to any amounts payable under this Agreement and (ii) the Company and the members of the ABG Group shall have the right to injunctive relief, without the requirement to prove actual damages or to post any bond or other security. You acknowledge that (A) your breach of this Annex II would cause irreparable injury to the Company and/or the ABG Group, (B) money damages alone would not provide an adequate remedy for the Company or the members of the ABG Group, (C) your services to the Company are special, unique and extraordinary, and (D) the restrictions in this Annex II (x) are no greater than required to protect the Company's legitimate protectable interests (including, without limitation, the Confidential Information and the Company's goodwill), (y) do not impose undue hardship on you, and (z) are reasonable in duration and geographic scope. You further acknowledges that (I) any breach or claimed breach of the provisions set forth in this Agreement shall not be a defense to enforcement of the restrictions set forth in this Annex II and (II) the circumstances of your termination of employment with the ABG Group shall have no impact on your obligations under this Annex II.

Section 9.          Blue Pencil. In the event the terms of this Annex II shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

Section 10.         Tolling During Periods of Breach. You and the Company agree and intend that your obligations under this Annex II be tolled during any period that you are in breach of any of the obligations under this Annex II, so that the Company and each member of the ABG Group are provided with the full benefit of the restrictive periods set forth herein.

Section 11.         Third Party Beneficiary. The Company and each member of the ABG Group are intended third party beneficiaries of the terms of this Annex II and shall have the right to enforce the provisions of this Annex II as if they were a party hereto.

Section 12.        Survival. Your obligations under this Annex II shall survive the termination of this Agreement and the termination of your employment with the ABG Group.

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